Exhibit 5.1

December 21, 2012

SunCoke Energy Partners, L.P.

1011 Warrenville Road, Suite 600

Lisle, IL 60532

Ladies and Gentlemen:

We have acted as counsel to SunCoke Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale by the Partnership, of up to an aggregate of             common units representing limited partner interests in the Partnership (the “Common Units”).

We are rendering this opinion as of the time the Partnership’s Registration Statement on Form S-1 (File No. 333-183162), as amended (the “Registration Statement”), to which this opinion is an exhibit and relating to the Common Units, becomes effective in accordance with Section 8(a) of the Securities Act. The term “Common Units” shall include any additional common units representing limited partner interests in the Partnership registered pursuant to Rule 462(b) under the Securities Act in connection with the offering contemplated by the Registration Statement.

As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), the records and documents of the Partnership and its general partner, the certificates of the Partnership, its general partner and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies and (ii) that a definitive underwriting agreement in the form filed as an exhibit to the Registration Statement with respect to the sale of the Common Units will have been duly authorized and validly executed and delivered by the Partnership, its general partner and the other parties thereto.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Common Units, when issued and delivered against payment therefor as described in the Registration Statement, will be duly authorized, validly issued and purchasers of the Common Units will have no obligation under the Delaware LP Act, the Partnership’s governing documents or any resolution or other action taken under the Partnership’s governing documents, to make further payments for their purchase of Common Units or contributions to the Partnership solely by reason of their ownership of Common Units or their status as limited partners of the Partnership and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

The foregoing opinion is limited to the federal laws of the United States of America, the Constitution of the State of Delaware and the Delaware LP Act, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the reference to us under the heading “Validity of Our Common Units” in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Common Units. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh Shanghai Tokyo Washington	666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Tel +1.212.237.0000 Fax +1.212.237.0100 www.velaw.com

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.